Exhibit 99.1

To All,

Since the December update/outlook press release, we've had numerous questions regarding the potential for federal cost sharing on the nutrient problem. Following are three key announcements/ notices from the federal government, including US EPA and USDA, that we believe are clear signals that federal cost-share money will become available for nutrient control strategies, including engaging private sector solutions like Bion's. National livestock interests are ready to help solve the nutrient problem. The importance of federal funding for this problem that affects 40 U.S. states cannot be overstated. Neither can its potential impact on Bion.

US EPA Letter of Expectation to Pennsylvania regarding PA default on Chesapeake Bay Strategy (Apr 2017)
US EPA encourages PA to use "Public, Private Partnerships (P3) … to support affordable, performance-based, watershed-driven planning, delivery, and operation and maintenance (O&M) through the use of competitive markets and private sector capacity."

Joint US EPA – USDA announcement on nutrient control strategies (Dec 2018)
"The EPA and the USDA are committed to working with states, tribes and stakeholders to identify watersheds and basins where market-based approaches can supplement traditional regulatory programs to promote meaningful reductions in excess nutrients and improved water quality."

Bipartisan legislation secures federal funding to combat algae blooms (Jan 2019)
The new law reauthorizes the Harmful Algal Bloom and Hypoxia Research and Control Amendments Act of 2013. In it, the federal government is now authorized to make funding available for harmful algae blooms deemed "of national significance."

There is no debate that livestock waste used as fertilizer is the largest source of unregulated nutrients in most of our major watersheds, which US EPA calls the greatest water quality problem today. Over the last decade, algae blooms – increasingly toxic – and dead zones have spread at an alarming rate. More recently, nitrate-contaminated groundwater (drinking water) has been identified in a growing number of states. Bion's technology is designed for the largest livestock facilities, where scale and concentration offer the best opportunity for high-impact cost-effective nutrient reductions and resource recovery. The real issue is how to stimulate and pay for widespread cleanup. We think federal funding is coming soon.

Regards,

Craig Scott
Director of Communications
Bion Environmental Technologies, Inc.
www.biontech.com
(303) 843-6191 direct

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